Exhibit 10.41

Amendment Extending the Employment Agreement Between Federal Home Loan
Mortgage Corporation and Richard F. Syron Dated December 6, 2003

WHEREAS, the Federal Home Loan Mortgage Corporation, a government-sponsored enterprise created pursuant to the Federal Home Loan Corporation Act (Title III of the Emergency Home Finance Act of 1970, as amended) (“Freddie Mac” or “Company”) entered into an employment agreement with Richard F. Syron ( the “Executive”) dated December 3, 2003 for a period of five (5) years to end on December 31, 2008 (the “Original Employment Agreement”), with the expectation that Executive would transition his role as Chief Executive Officer to a successor Chief Executive Officer of Freddie Mac during that period:

WHEREAS, Freddie Mac as of this date has not identified or recruited a successor to Executive as Chief Executive Officer of Freddie Mac:

WHEREAS, Freddie Mac believes that it is in the best interest of the Company, its shareholders and the mission it serves to extend the Original Employment Agreement with Executive by an Amendment (the “Employment Agreement As Amended”) for a period of twelve (12) additional months to ensure continuity of leadership and to permit the recruitment of a new Chief Executive Officer and the transition Executive’s role and responsibilities in that regard:

WHEREAS, the Executive’s agreement to enter into the Employment Agreement As Amended is contingent on OFHEO’s approval of the termination benefits of the Employment Agreement As Amended and OFHEO’s lack of objection to the arrangements set forth in Section 7.3(b).

NOW, THEREFORE, it is agreed as follows:

The Original Employment Agreement between Freddie Mac and the Executive dated December 3, 2003 is amended as set forth below (the “Employment Agreement As Amended”). The provisions of the Employment Agreement As Amended and the terms of the Original Employment Agreement not modified herein represent the understanding of Executive and Freddie Mac with respect to the duties, responsibilities, and terms of employment for Executive in his capacity as Chief Executive Officer of Freddie Mac and thereafter as Executive Chairman of the Board on the occasion of the appointment of a Successor Chief Executive Officer. In consideration of the mutual promises set forth in the Employment Agreement As Amended, and other valuable consideration, the receipt and adequacy of which is hereby acknowledged, Executive and Freddie Mac agree as follows:

Section 1. Terms of Employment

The Term of the Employment Agreement As Amended shall end on the earlier of (a) December 31, 2009 (the “Revised Scheduled Termination Date”) or (b) the occurrence of an event described in Section 5 (“Revised Term”). The revised compensation and other terms of the Executive’s employment as set forth in the Employment Agreement As Amended are contingent upon the approval of the Human Resources Committee of the Board of Directors (the “Committee”). The termination benefits of the Employment Agreement As Amended are also contingent upon the approval, as required, of OFHEO. Such approvals were obtained from the Committee on June 7, 2007 and from OFHEO on November 8, 2007.

Section 2. Position and Responsibilities

During the Revised Term, Executive agrees to serve as Chief Executive Officer of Freddie Mac or as Executive Chairman of the Board of Directors of Freddie Mac (the “Board of Directors”). In such capacity, Executive shall have the same status, privileges and responsibilities normally inherent in such capacity in public corporations of similar size and character. Executive shall also perform such additional duties as the Board of Directors may from time to time reasonably assign him. During the Revised Term,

Executive shall actively assist Freddie Mac in the recruitment and retention of a replacement of Executive as Chief Executive Officer (the “Successor CEO”) of Freddie Mac to occur prior to the Revised Scheduled Termination Date. Upon the appointment of the Successor CEO, Executive shall cease to be Chief Executive Officer of Freddie Mac and shall become Executive Chairman of the Board of Directors and remain in that capacity through the Revised Scheduled Termination Date (the “Transition Period”) and shall continue to perform such duties and responsibilities as are customary for the Executive Chairman of the Board of Directors during such Transition Period. During the Transition Period, Executive shall continue to be an employee of Freddie Mac, subject to Freddie Mac’s Code of Conduct and any rules or restrictions applicable to senior executives of Freddie Mac regarding the purchase or sale of securities of Freddie Mac and shall be entitled to receive the compensation and benefits payable during the Revised Term. Executive agrees to cooperate fully with the Board in connection with the recruitment of the Successor CEO and the transition of his responsibilities to such Successor CEO.

Section 4. Compensation

In consideration for all services to be rendered by Executive under the Employment Agreement As Amended, Freddie Mac shall adjust Executive’s total compensation as follows:

4.1 Base Salary. During the Revised Term, Freddie Mac shall increase Executive’s Base Salary from the annual rate of $1,100,000 (“Original Base Salary”) to $1,300,000 effective July 1, 2007 (“Adjusted Base Salary”).

4.2 Extension Bonus and Annual Bonus. In addition to the Base Salary, Executive shall be paid a special Extension Bonus for his agreement to extend the term of the Employment Agreement As Amended. Such bonus amount will be for the sum of

$3,500,000 and will be payable in installments of $1,250,000 on the first payroll period following the effective date of this Amended Agreement, $1,500,000 on the first payroll period after July 1, 2008 and $750,000 on the first payroll period after on July 1, 2009. Each such bonus installment will be payable only if Executive remains actively in the employ of Freddie Mac through the specified payment date of each applicable calendar year. Such extension bonus paid to Executive shall be repaid by him in the event his employment with Freddie Mac is terminated prior to December 31, 2009 other than for Good Reason, as defined herein. In addition, Executive will have the opportunity to earn an annual cash bonus (“Annual Bonus”) based on performance criteria determined by the Human Resources Committee of the Board of Directors or its successor (the “Committee”). The Annual Bonus set forth in the Original Employment Agreement will be increased for calendar year 2007 to a target of 278% of bonus eligible earnings (i.e., weighted average salary for 2007), and for calendar years 2008 and 2009 the target will be increased to 302% and 322%, respectively, of Adjusted Base Salary (“Adjusted Annual Bonus”). The Annual Bonus in respect of a calendar year will only be payable if Executive remains actively employed with Freddie Mac through the end of the applicable calendar year, and shall be paid to Executive at the same time that other senior executives of Freddie Mac are paid their annual cash incentive awards. The minimum bonus in each year is 0% and the maximum bonus is 200% of the Adjusted Annual Bonus (i.e., 200% of the target for such year) and will be based on the Executive’s performance in each calendar year. During Executive’s employment with Freddie Mac, earned Base Salary and actual Annual Bonuses received will be considered for purposes of the FHLMC Employees’ Pension Plan (“Pension Plan”) and the non-qualified Supplemental Executive Retirement Plan (“SERP”), but the Extension Bonuses will not be considered under any benefit plan.

4.4 Annual Equity Grants. During calendar year 2007, Freddie Mac shall increase the 2007 grant for Executive relating to a long-term equity incentive award (the “Annual Equity Grant”) by $800,000. Said additional grant will be in the form of time vested restricted stock units (RSUs) and will be made as of the first regularly scheduled Committee meeting after the effective date of the Employment Agreement As Amended. In calendar year 2008 the Executive will be entitled to an Annual Equity Grant Target valued at $9,400,000, (the “Adjusted Annual Equity Grant”) $8,800,000 of which (the “Original Annual Equity Grant”) will be guaranteed. In calendar year 2009, Executive will be entitled to an Adjusted Annual Equity Grant Target valued at $10,000,000 none of which will be guaranteed. The size of the actual grant will be determined by an assessment of the performance criteria established by the Committee. In terms of the Adjusted Annual Equity Grants provided for under the Employment Agreement As Amended, no more than 25% of the awards will be in the form of performance-based RSUs.

Options shall vest in four equal annual installments of approximately 25% each beginning on the first anniversary of the date of grant, in each case subject to Executive’s continued employment with Freddie Mac through the applicable vesting date, provided that the Committee may in its discretion from time to time (a) permit the acceleration of the vesting of Options and (b) provide for a different vesting schedule for Options, provided, however, that in no event shall the vesting schedule applicable to Options provide for the Options to vest less frequently than 25% each year over a four year vesting period. In addition, the vesting of the Options and RSUs shall be subject to acceleration upon the terms and conditions described in the following paragraph and Section 6 of the Employment Agreement As Amended. Except as expressly provided in the Employment Agreement As Amended, all other terms and conditions of the RSUs and Options shall be as set forth in the Stock Compensation Plan, the resolution making the grant and the related award agreement.

In addition to the foregoing, upon the occurrence of a Change in Control (as defined below) during the Revised Term: (a) all RSUs that were granted to Executive pursuant to the Employment Agreement and this Amendment at least twelve months prior to such Change in Control shall immediately vest and be settled subject to any right of Executive to defer payment of the RSUs under any non-qualified deferred compensation arrangement in which senior executives of Freddie Mac are permitted to defer payment of restricted stock units, (b) all Options that were granted to Executive pursuant to this Agreement at least twelve months prior to such Change in Control shall immediately vest and remain exercisable until the scheduled expiration date applicable to such Options, (c) with respect to each Annual Equity Grant that was granted to Executive less than twelve months prior to such Change in Control, all Options and RSUs that formed part of such Annual Equity Grant or Adjusted Annual Equity Grant shall be cancelled immediately upon the occurrence of the Change in Control and in consideration for such cancellation, Freddie Mac shall pay to Executive a lump sum cash payment in the amount of $8,800,000.

Section 5. Termination of Employment

5.3 Termination for Good Reason. Prior to the Revised Scheduled Termination Date, Executive may terminate the Revised Term and his employment under the Agreement for Good Reason by giving the Board of Directors sixty (60) days prior written notice of his intent to terminate stating in reasonable detail and particularity the factual basis Executive claims to support his claim for a Good Reason basis for termination as defined in the Employment Agreement As Amended. After receipt of Executive’s sixty (60) day written notice, Freddie Mac will have thirty (30) days in which to cure the basis for such claim. The Revised Term and Executive’s employment under the Employment Agreement As Amended shall terminate upon the expiration of the 60-day notice period unless Freddie Mac cures such basis in the good faith opinion of the Board of Directors.

For purposes of the Employment Agreement As Amended, “Good Reason” shall mean, without Executive’s express written consent, the occurrence of anyone or more of the following:

(i) A reduction in Executive’s then current Adjusted Base Salary or Adjusted Annual Target Bonus or Maximum Bonus opportunity;

(ii) The removal by the Board of Directors of Executive from the position of Chief Executive Officer of Freddie Mac or Chairman of the Board of Directors or otherwise from the Board of Directors unless such removal is for “Cause”:

(iii) A material diminution or change in Executive’s duties or responsibilities as contemplated by Section 2 of the Employment Agreement;

(iv) A change in the reporting structure so that Executive reports to any person or entity other than the Board of Directors;

(v) A request by Freddie Mac that Executive resign his employment, unless such resignation is requested as a result of conduct by Executive that would constitute Cause (as defined below);

(vi) Executive is not elected to the Board of Directors or, if Executive is so elected, Executive is not appointed as Chairman or Executive Chairman of the Board of Directors unless such action is for “Cause”;

(vii) The failure of Freddie Mac to obtain the assumption in writing of its obligation to perform the Employment Agreement and by any successor to all or substantially all of the assets of Freddie Mac within 15 days after the occurrence of a Change in Control (as defined in Section 4.4);

(viii) A material breach of the Employment Agreement As Amended by Freddie Mac;

(ix) Good Reason shall include the removal by the Board of Directors of Executive from the position as Executive Chairman of the Board of Directors after the appointment of a Successor CEO and prior to the Revised Scheduled Termination Date unless such removal is for “Cause”:

Notwithstanding the “Good Reason” terms set forth in the Employment Agreement and herein, Executive expressly acknowledges and agrees that it shall not constitute Good Reason as defined in Section 5.3 [(including without limitation under 5.3 (ii), (iii), (vi) or (viii)] if during the Revised Term, a Successor CEO is appointed by the Board and Executive ceases to be Chief Executive Officer and Chairman of the Board of Directors and becomes Executive Chairman of the Board of Directors under the circumstances described in Section 2 above.

Section 6. Compensation Upon Termination

6.1 Disability or Death. In the event the Revised Term and Executive’s employment under the Employment Agreement and this Amendment is terminated prior to the Revised Scheduled Termination Date by reason of Executive’s Disability (under Section 5.1 of the Employment Agreement) or by reason of Executive’s death (under Section 5.2 of the Employment Agreement), Freddie Mac’s obligations to Executive (or his assigns as provided in Section 8.2 of the Employment Agreement) shall be as follows:

(i) Base Salary. Executive’s Base Salary shall be paid to Executive (or his assigns) through the end of the month in which the termination of employment occurs within five (5) days following such termination. Freddie Mac shall have no further obligation to make payments of Base Salary to Executive (or his assigns). For purposes of this clause, Base Salary shall be defined as the current Base Salary at the time of such disability or death.

(ii) Bonus. Freddie Mac shall pay Executive (or his assigns) any and all earned but unpaid bonus amounts from the most recent completed calendar year of Freddie

Mac. In addition, Freddie Mac shall pay Executive (or his assigns) a prorated percentage of Executive’s Target Bonus of $1,320,000 for the calendar year in which the employment termination occurs, based upon the number of months elapsed in such year through the last day of the month in which such termination occurs. All such amounts shall be paid to Executive (or his assigns) within thirty (30) days after the termination of the Revised Term and Executive’s employment under the Employment Agreement. For purposes of this clause, Target Bonus shall be defined as the Target Bonus in the Original Employment Agreement.

(iii) Long-Term Incentives. At the date of termination of the Revised Term and Executive’s employment under the Employment Agreement As Amended for Disability or death, all RSUs that are outstanding pursuant to the Employment Agreement As Amended shall immediately vest and be settled in shares, subject to any right of Executive to defer payment of such RSUs under any non-qualified deferred compensation arrangement in which senior executives of Freddie Mac are permitted to defer payment of restricted stock units, and all Options granted to Executive pursuant to the Employment Agreement As Amended shall become immediately exercisable and shall remain outstanding: (A) in the event such termination occurs as a result of Executive’s death, until the earlier to occur of (1) the third anniversary of such termination of employment and (2) the scheduled expiration date applicable to such Options, and (B) in the event such termination occurs as a result of Executive’s Disability, until the scheduled expiration date applicable to such Options.

(iv) Timing of Payments for Disability. Payments under paragraphs (i) — (iii) of subsection 6.1 due to termination for Disability, including payments of vested RSUs, shall be paid immediately upon Executive’s termination of employment, or if required for compliance with section 409A of the Internal Revenue Code of 1986 (the “IRC”), the date that is six months following the date of the termination of Executive’s employment, or, if earlier date of the Executive’s death after his termination of employment (the “Six-month Payment Date”).

6.2 For Good Reason or by Freddie Mac Without Cause. In the event the Revised Term and Executive’s employment under the Employment Agreement As Amended is terminated prior to December 31, 2009 by Executive for Good Reason (under Section 5.3 of the Employment Agreement As Amended), or by Freddie Mac without Cause (under Section 5.4 of the Employment Agreement As Amended), Freddie Mac’s obligations to Executive shall be as follows, in each case, subject to Executive’s execution of a general release and waiver in a form provided to Executive by Freddie Mac which conforms to the requirements of the officer severance policy in effect as of the date hereof (the “Release”):

(i) Base Salary. Freddie Mac shall pay Executive a lump sum cash payment equal to the Base Salary that would have been payable to Executive for the period beginning on the termination of the Revised Term and Executive’s employment under the Employment Agreement and ending on December 31, 2008 as if the Executive had remained employed during such period. All such amounts shall be paid to Executive on the effective date of Executive’s Release. For purposes of this clause, Base Salary shall be defined as the Base Salary in the Original Employment Agreement. In the event of a termination under this section at any time in calendar year 2009, Executive will receive only his Adjusted Base Salary up to the date of termination.

(ii) Bonus. Freddie Mac shall pay Executive any and all earned but unpaid bonus amounts from the most recent complete calendar year of Freddie Mac. In addition, Freddie Mac shall pay Executive a lump sum cash payment equal to the sum of the Target Bonuses that would have been paid to Executive in respect of each calendar year of Freddie Mac that ends during the period beginning on the termination of the Revised Term and Executive’s employment under the Employment Agreement and ending on December 31,

2008. All such amounts shall be paid to Executive on the effective date of Executive’s Release. For purposes of this clause, Target Bonus shall be defined as the Target Bonus in the Original Employment Agreement. In the event of a termination under this section at any time in calendar year 2009, Executive will not be eligible to receive either a Target Bonus or an Adjusted Target Bonus.

(iii) Long Term Incentives. On the effective date of Executive’s Release, (a) all RSUs that were granted to Executive pursuant to the Employment Agreement As Amended at least twelve months prior to such termination but prior to the Scheduled Termination Date, shall immediately vest and be settled subject to any right of Executive to defer payment of the Initial RSUs and RSUs under any non-qualified deferred compensation arrangement in which senior executives of Freddie Mac are permitted to defer payment of restricted stock units, (b) all Options that were granted to Executive pursuant to the Employment Agreement or this Amendment at least twelve months prior to such termination but prior to the Scheduled Termination Date shall vest and become immediately exercisable and shall remain outstanding until the earlier to occur of (A) three (3) years following such termination of the Revised Term and Executive’s employment under the Employment Agreement and (B) the scheduled expiration date applicable to such Options, and (c) with respect to each Annual Equity Grant that was granted to Executive less than twelve months prior to such termination and prior to the Scheduled Termination Date, all Options and RSUs that formed part of such Annual Equity Grant or Adjusted Annual Equity Grant shall be cancelled immediately upon the occurrence of the termination and in consideration for such cancellation, Freddie Mac shall pay to Executive on the effective date of Executive’s Release a lump sum cash payment in the amount of $8,800,000. Any option or RSU, other than performance-based RSUs, granted less than twelve months prior to Executive’s termination but after the Scheduled Termination Date shall continue to vest. Performance-based RSUs will be governed by the terms of their grant. To the extent there is any inconsistency between the terms of the stock compensation plan under which the Initial RSUs, the RSUs and the Options were granted on the one hand and this Section 6.2(iii), on the other hand, this Section 6.2(iii) shall supersede such plans.

(iv) Supplemental Nonqualified Retirement Plans. The terms of the Pension Plan shall not be affected by the Employment Agreement As Amended, and the Employment Agreement As Amended does not contemplate a payment of unvested Pension Plan benefits (or any equivalent thereof).

(v) Health Benefits. Executive shall notify Freddie Mac promptly upon his employment with a subsequent employer, and shall provide Freddie Mac with such information as Freddie Mac reasonably requests regarding his coverage under medical, dental and life insurance plans of such employer. In all events, the Continued Benefits shall cease as to both Executive and his spouse as of the date each attains age 65.

(vi) Timing of Payments. All such amounts under paragraphs (i)-(iv) of this Section 6.2 shall be paid to the Executive, subject to the Executive’s Release, during the period beginning with the Effective Date of the Release and ending on the 53rd day after the termination of Executive’s employment under the Employment Agreement As Amended. Notwithstanding the preceding sentence, if required for compliance with section 409A of the IRC, amounts under paragraphs (i)-(iv) of this Section 6.2 shall be paid on the Six-month Payment Date.

6.3. Termination for Cause. In the event the Revised Term and Executive’s employment under the Employment Agreement As Amended is terminated by Freddie Mac for Cause (under Section 5.5 of the Employment Agreement As Amended), Freddie Mac’s obligations to Executive shall be as follows:

(i) Base Salary. Freddie Mac shall pay Executive within five (5) days following such termination his earned but unpaid Base Salary through the date of the termination of the Revised Term and Executive’s employment under the Employment Agreement.

(ii) Bonus. Freddie Mac shall pay Executive within thirty (30) days following such termination any earned but unpaid bonus from the most recent complete calendar year of Freddie Mac. Executive shall not be entitled to any portion of his bonus in the year in which employment termination occurs. Notwithstanding the preceding, if such unpaid bonus constitutes deferred compensation for purposes of section 409A of the IRC, and if required for compliance with section IRC 409A, such bonus shall not be paid prior to the Six-month Payment Date.

Except as provided in this Section 6.3 and for any vested benefits to which Executive is entitled under any benefit plans maintained by Freddie Mac in which Executive participated during the Revised Term (other than the Freddie Mac Severance Policy and any other plan providing for benefits in the nature of severance, which Executive is not entitled to participate in by virtue of having entered into the Employment Agreement and the Amendment), continuation of health insurance benefits under the law commonly referred to as “COBRA” and any other similar benefits required to be provided by law, Freddie Mac shall have no additional obligations to Executive. For purposes of this clause, Bonus shall be defined as the Target Bonus in the Original Employment Agreement.

6.4 Employment Through the Scheduled Termination Date. In the event Executive remains employed by Freddie Mac through December 31, 2008 (and Freddie Mac as of that date could not have terminated the employment of Executive for Cause), (a) all RSUs awarded to Executive under the Original Employment Agreement as a part of the Original Annual Equity Grant (i.e., all grants prior to the date hereof and the guaranteed portion of the

2008 Annual Equity Grant), with the exception of performance based RSUs that have been voided because of the failure to achieve performance standards, shall vest immediately as of December 31, 2008, but such RSUs shall be settled in shares at the time the RSUs would have been settled to Executive as a consequence of his continued employment with Freddie Mac, subject to any right of Executive to defer payment of such RSUs under any non-qualified deferred compensation arrangement in which senior executives of Freddie Mac are permitted to defer payment of restricted stock units and (b) all Options granted to Executive pursuant to the Original Employment Agreement as a part of the Original Annual Equity Grant (i.e., all grants prior to the date hereof and the guaranteed portion of the 2008 Annual Equity Grant) shall become immediately exercisable as of December 31, 2008 and shall remain outstanding until the scheduled expiration date applicable to such Options.

The RSUs or Options granted under the Employment Agreement As Amended for calendar years 2007 and 2008 but not under the Original Employment Agreement or as a part of the Original Annual Equity Grant shall vest or be settled pursuant to the terms of each of those grants or awards.

6.5 Termination on or after the Revised Scheduled Termination Date. In the event Executive remains employed by Freddie Mac through the Revised Scheduled Termination Date and the termination of the Revised Term and, thereafter, Executive terminates his employment with Freddie Mac by reason of his retirement (and Freddie Mac at the time of such termination of employment by reason of Executive’s retirement could not have terminated the employment of Executive for Cause), (a) all RSUs awarded to Executive pursuant to the Employment Agreement As Amended shall vest immediately as of the date of Executive’s termination of employment, but such RSUs shall be settled in shares at the time such RSUs would have been settled to Executive had Executive’s employment with Freddie Mac not been terminated, subject to any right of Executive to defer payment of such RSUs under any non-qualified deferred compensation arrangement in which senior executives of Freddie Mac are permitted to defer payment of restricted stock units and (b) all Options granted to Executive pursuant to the Employment Agreement As Amended shall become immediately exercisable and shall remain outstanding until the scheduled expiration date applicable to such Options. Notwithstanding the preceding, if required for compliance with section 409A of the IRC, no RSUs shall be settled prior to the Six-month Payment Date.

Freddie Mac shall provide continued access to coverage for Executive and his eligible dependents under Freddie Mac’s medical and dental benefit plans in which Executive and such dependents participated immediately prior to the termination of the Revised Term and Executive’s employment under the Employment Agreement As Amended (the “Continued Benefits”) or, in the event that Executive’s participation in such plans is prohibited or impracticable under the terms of those plans, Freddie Mac shall arrange to provide Executive with benefits substantially similar to those available under the applicable medical and dental plan in which Executive participated prior to the termination of the Revised Term and Executive’s employment under the Employment Agreement As Amended. In either case, the provision of such benefits by Freddie Mac shall be subject to the timely payment by Executive of all premiums, contributions and other co-payments required to be paid by senior executives of Freddie Mac under the terms of such plans as in effect from time to time (or the equivalent thereto in the case Freddie Mac arranges to provide Executive with substantially similar benefits to those available under the Freddie Mac plans) and shall be considered to be part of, and not in addition to, the benefit continuation required under federal law commonly referred to as “COBRA” Notwithstanding the foregoing, such continued coverage described herein shall cease with respect to any plan at the time that Executive is eligible to obtain substantially similar coverage to that provided by such plan from a subsequent employer. To the extent that such Continued Benefits are paid beyond the COBRA continuation period,

Freddie Mac shall make all premium or other payments necessary to provide such Continued Benefits annually, on or before December 31 of each year. In all events, the Continued Benefits shall cease as to both Executive and his spouse as of the date each attains age 65.

Section 7. Restrictions on Executive

7.3. Restrictions on Payments.

a. IRC Section 409A. Payments under the Employment Agreement As Amended, including distributions with respect to vested RSUs, are intended to satisfy the requirements of IRC Section 409A, and all provisions of the Employment Agreement As Amended shall be interpreted consistent with this intent.

b. Escrow Arrangement. Section III.a.3 D and F of the OFHEO’s Examination Guidance shall be fully satisfied by Executive acknowledging that if, for a period of one year after the grant of an award under the Special Performance Award opportunity afforded to him, OFHEO communicates allegations of misconduct by the Executive to the Company by filing a Notice of Charges alleging conduct that was knowing and caused or would be likely to cause a substantial loss to the Company and directs the Company to escrow up to a maximum of $4 million of the Special Performance Award actually paid, the Company will comply with any such valid directive or order, provided that nothing herein shall prevent Executive from seeking judicial or administrative review of such action. The Special Performance Award is a discretionary, one-time cash award for the Executive established by the Compensation and Human Resource Committee of the Freddie Mac Board of Directors designed to recognize the successful completion of key tasks by Executive over the twenty-nine (29) month period starting June 1, 2007 through September 30, 2009.

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IN WITNESS WHEREOF, the parties have executed this Amended Agreement as of November 9, 2007.

FEDERAL HOME LOAN MORTGAGE CORPORATION

ATTEST: /s/ Kristen Brewer	By: /s/ Geoffrey T. Boisi Geoffrey T. Boisi, Chairman Compensation and Human Resources Committee of the Board of Directors

/s/ Richard F. Syron Richard F. Syron

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